Exhibit 99.1

PRESS RELEASE

Financial Contact:	Media Contact:
Kellie S. Pruitt	Robert Milligan
Chief Financial Officer	Director of Finance
Healthcare Trust of America, Inc.	Healthcare Trust of America, Inc.
480-998-3478	480-998-3478
kelliepruitt@htareit.com	robertmilligan@htareit.com

Healthcare Trust of America, Inc. Reports First Quarter 2012 Results

Scottsdale, Arizona (May 15, 2012) – Healthcare Trust of America, Inc. (“HTA”) announced results for the three months ended March 31, 2012.

First Quarter 2012 Highlights

•	Measured Growth in Normalized FFO: Normalized funds from operations, or Normalized FFO, increased $1.8 million, or 6.2%, to $29.9 million, or $0.13 per share, as compared to 2011.

•	Increasing NOI: Net operating income, or NOI, excluding the impact of lease termination revenue, increased by 6.1%, or $2.8 million, to $48.5 million as compared to 2011.

•	Reduced Rental Expenses: Rental expenses as a percentage of rental income decreased to 32.5% as compared to 34.5% in 2011.

•

Focused Acquisitions: We invested in four portfolios, which included 16 high quality medical office buildings located on campuses or aligned with three regionally recognized healthcare systems, 13 of which were included in one transaction discussed below. These healthcare systems are the dominant healthcare systems in these markets and these markets complement our existing portfolio. The aggregate purchase price of these investments for the quarter was $214.2 million and included approximately 1.2 million square feet of GLA with a weighted average occupancy of 99.5%. These investments increased our total portfolio value, based on purchase price, to $2.5 billion and our total portfolio GLA to approximately 12.4 million square feet. As of March 31, 2012, approximately 96% of our portfolio, based on GLA, was located on or adjacent to, or anchored by the campuses of nationally and regionally recognized healthcare systems. Highlights of our investments for the quarter included the following:

•

St. John Providence MOB – An approximately 203,000 square foot on-campus medical office building located in Novi, Michigan, was acquired for $51.3 million. The St. John Providence MOB, which was 99% leased as of the date of acquisition, is connected directly to the Providence Park Hospital via an enclosed walkway. Providence Park Hospital is part of Ascension Health Systems (Moody’s Investors Services rated Aa1).

•

Penn Avenue Place—Penn Avenue Place was acquired for $54.0 million and is an eight story, approximately 558,000 square foot, Class A office building located in Pittsburgh, Pennsylvania. The building was approximately 99.6% occupied as of the date of acquisition and is anchored by Highmark, Inc. (Standard & Poor’s Rating Service rated A). Highmark, Inc., which leases and occupies 92.4% of the building, is one of the largest Blue Cross affiliates in the nation.

•

Steward Portfolio—Located in Boston, Massachusetts, the Steward Portfolio was acquired for a purchase price of $100.0 million. This portfolio consists of 13 medical office buildings located on the campuses of the Steward Care network. Steward Health Care System LLC master leased 100% of the GLA, on a triple net basis through 2024. The buildings total approximately 372,000 square feet. Steward Health Care System is the largest fully integrated community care organization in New England and is the third largest employer in Massachusetts.

•

Camp Creek MOB—An additional medical office building in our existing portfolio on the Camp Creek campus in Atlanta, Georgia, was acquired for $8.9 million. This building is approximately 30,000 square feet of GLA and is our third building in our Camp Creek portfolio, the original portion of which was acquired in the second quarter of 2010.

•	Pro Forma Results: If the above acquisitions were completed on the first day of the quarter, NOI would have been $51.5 million and normalized FFO would have been $31.9 million or $0.14 per share.

•

Credit Rated Tenants: The acquisitions made during the quarter increased our investment grade rated tenants as a percent of annualized base rent to 39% as of March 31, 2012. This adds further strength to the 56% of our annualized base rent derived from tenants that have (or whose parent companies have) a credit rating from a nationally recognized rating agency.

•

Flexible Balance Sheet: We had total assets of $2.5 billion, cash and cash equivalents of $35.1 million, and a leverage ratio of indebtedness to undepreciated assets of 30.4%. As of March 31, 2012, we had ample liquidity with $675.0 million available on our new credit facility discussed below.

•

New Unsecured Credit Facility: We entered into a new unsecured credit facility during the quarter. The new facility replaced our previous credit facility that was to mature in May 2014 and decreased our funded borrowing costs by 60 basis points. The new credit facility includes an unsecured revolving credit facility of $575.0 million and an unsecured term loan of $300.0 million that expires in 2016 with a one year extension option. As of March 31, 2012, our $575.0 million credit facility was undrawn and we had $100.0 million available on our $300.0 million term loan.

•	Strong Occupancy & Tenant Retention: The occupancy rate of our portfolio remains stable at approximately 91% and our tenant retention for the quarter was over 90%.

•

In-House Property Management Platform: During the quarter we transitioned our South Carolina property portfolios and a significant portion of our Phoenix area portfolios from third party property management companies to our in-house property management platform. We expect to have 58% of our current GLA managed internally by year end.

Funds from Operations and Normalized Funds from Operations

HTA defines FFO, a non-GAAP measure, as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property and impairment write downs of depreciable assets, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. HTA uses normalized funds from operations, or normalized FFO, which excludes from FFO transition charges, acquisition-related expenses, net change in fair value of derivative financial instruments, lease termination fee revenue, escrow settlement revenue, and the write-off of unamortized deferred financing costs or prepayment penalties, to further evaluate how its portfolio might perform after its acquisition stage is complete and the sustainability of its distributions in the future.

FFO or normalized FFO should not be considered as an alternative to net income or to cash flows from operating activities and are not intended to be used as a liquidity measure indicative of cash flow available to fund HTA’s cash needs, including its ability to make distributions. FFO and normalized FFO should be reviewed in connection with other GAAP measurements. For more information on FFO and normalized FFO, please see HTA’s Form 10-Q for the three months ended March 31, 2012 as filed with the Securities and Exchange Commission.

The following is the reconciliation of FFO and normalized FFO to net (loss) income for the three months ended March 31, 2012 and 2011:

	Three Months Ended March 31,
	2012	2011
Net (loss) income	$(307,000)	$2,190,000
Depreciation and amortization	27,357,000	26,750,000

FFO	$27,050,000	$28,940,000

FFO per share — basic and diluted	$0.12	$0.13

Acquisition-related expenses	2,321,000	1,062,000
Net change in fair value of derivative financial instruments	508,000	(504,000)
Escrow settlement revenue	(350,000)	—
Acceleration of deferred financing costs associated with our former credit facility	415,000	—
Lease termination fee revenue	—	(1,307,000)

Normalized FFO	$29,944,000	$28,191,000

Normalized FFO per share — basic and diluted	$0.13	$0.13

Weighted average common shares outstanding:
Basic	228,881,454	214,797,450

Diluted	229,606,840	214,996,502

Net Operating Income

NOI is a non-GAAP financial measure that is defined as net income (loss), computed in accordance with GAAP, generated from HTA’s total portfolio of properties before interest expense, general and administrative expenses, depreciation, amortization, acquisition-related expenses, and interest and dividend income. HTA believes that NOI provides an accurate measure of the operating performance of its operating assets because NOI excludes certain items that are not associated with management of the properties. Additionally, HTA believes that NOI is a widely accepted measure of comparative operating performance in the real estate community. However, HTA’s use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount.

The following is the reconciliation of net (loss) income to NOI for the three months ended March 31, 2012 and 2011:

	Three Months Ended March 31,
	2012	2011
Net (loss) income	$(307,000)	$2,190,000
Add:
General and administrative expenses	8,150,000	7,308,000
Acquisition-related expenses	2,321,000	1,062,000
Depreciation and amortization	27,357,000	26,750,000
Interest expense and change in the fair value of derivative financial instruments	11,033,000	9,842,000
Less:
Interest and dividend income	27,000	118,000

Net operating income	$48,527,000	$47,034,000

Note that all figures are rounded to reflect approximate amounts. For more information on financial results, please see HTA’s Form 10-Q for the three months ended March 31, 2012 as filed with the Securities and Exchange Commission.

For more information on Healthcare Trust of America, Inc., please visit www.htareit.com.

About Healthcare Trust of America, Inc.

Healthcare Trust of America, Inc. is a fully integrated, self-administered, and internally managed real estate investment trust. We invest primarily in high-quality medical office buildings in our target markets. We have acquired high-quality medical office buildings and other facilities that serve the healthcare industry with an aggregate purchase price of approximately $2.5 billion through March 31, 2012. As of March 31, 2012, our portfolio consisted of 245 medical office buildings and 19 other facilities that serve the healthcare industry, as well as two portfolios of mortgage loans receivable secured by medical office buildings. Our portfolio is comprised of approximately 12.4 million square feet of GLA, with an occupancy of approximately 91%, including leases we have executed, but which have not yet commenced. Approximately 96% of our portfolio, based on GLA, is located on or aligned with campuses of nationally or regionally recognized healthcare systems. Our portfolio is diversified geographically across 26 states, with no state having more than 11.0% of the total portfolio GLA as of March 31, 2012.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to HTA. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: changes in economic conditions generally and the real estate market specifically; legislative and regulatory changes, including changes to laws governing the taxation of REITs and changes to laws governing the healthcare industry; the assessment of strategic success of our alternatives, including potential liquidity alternatives; the availability of capital; changes in interest rates; competition in the real estate industry; the supply and demand for operating properties in our proposed market areas; changes in accounting principles generally accepted in the United States of America; policies and guidelines applicable to REITs; the availability of properties to acquire; and the availability of financing. Additional information concerning us and our business including additional factors that could materially affect our financial results including, but not limited to, the risks described under Part I, Item 1A, Risk Factors, included in our annual report on Form 10-K and in our other filings with the SEC.

Healthcare Trust of America, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

As of March 31, 2012 and December 31, 2011

(Unaudited)

	March 31, 2012	December 31, 2011
ASSETS
Real estate investments, net	$1,973,458,000	$1,806,471,000
Real estate notes receivable, net	57,431,000	57,459,000
Cash and cash equivalents	35,120,000	69,491,000
Accounts and other receivables, net	12,388,000	12,658,000
Restricted cash and escrow deposits	17,927,000	16,718,000
Identified intangible assets, net	296,731,000	272,390,000
Other assets, net	64,541,000	56,442,000

Total assets	$2,457,596,000	$2,291,629,000

LIABILITIES AND EQUITY
Liabilities:
Mortgage and secured real estate term loans payable, net	$636,466,000	$639,149,000
Term loan	200,000,000	—
Accounts payable and accrued liabilities	43,244,000	47,801,000
Derivative financial instruments—interest rate swaps	2,270,000	1,792,000
Security deposits, prepaid rent and other liabilities	23,270,000	19,930,000
Identified intangible liabilities, net	12,899,000	11,832,000

Total liabilities	918,149,000	720,504,000
Commitments and contingencies
Redeemable noncontrolling interest of limited partners	3,690,000	3,785,000
Stockholders’ Equity:
Preferred stock, $0.01 par value; 200,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 1,000,000,000 shares authorized; 229,514,049 and 228,491,312 shares issued and outstanding as of March 31, 2012 and December 31, 2011, respectively	2,295,000	2,284,000
Additional paid-in capital	2,042,528,000	2,032,305,000
Accumulated deficit	(509,066,000)	(467,249,000)

Total stockholders’ equity	1,535,757,000	1,567,340,000

Total liabilities and equity	$2,457,596,000	$2,291,629,000

Healthcare Trust of America, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2012 and 2011

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Revenues:
Rental income	$69,935,000	$69,243,000
Interest income from mortgage notes receivable and other income	1,308,000	1,649,000

Total revenues	71,243,000	70,892,000
Expenses:
Rental expenses	22,716,000	23,858,000
General and administrative expenses	8,150,000	7,308,000
Acquisition-related expenses	2,321,000	1,062,000
Depreciation and amortization	27,357,000	26,750,000

Total expenses	60,544,000	58,978,000

Income before other income (expense)	10,699,000	11,914,000
Other income (expense):
Interest expense (including amortization of deferred financing costs and debt premium/discount):
Interest expense related to mortgage loan payables and credit facility	(10,233,000)	(9,986,000)
Interest expense related to derivative financial instruments and net change in fair value of derivative financial instruments	(800,000)	144,000
Interest and dividend income	27,000	118,000

Net (loss) income	$(307,000)	$2,190,000

Less: net income attributable to noncontrolling interest of limited partners	(8,000)	(40,000)

Net (loss) income attributable to controlling interest	$(315,000)	$2,150,000

Net (loss) income per share attributable to controlling interest on distributed and undistributed earnings — basic and diluted	$0.00	$0.01

Weighted average number of shares outstanding —
Basic	228,881,454	214,797,450

Diluted	228,881,454	214,996,502